                                                                    Exhibit 99.1


PRESS RELEASE                                   FOR IMMEDIATE RELEASE
                                                Contact:
                                                  Robert W. White,
                                                  CHAIRMAN, PRESIDENT AND CEO
                                                    or
                                                  Jack Sandoski,
                                                  SENIOR VICE PRESIDENT AND CFO
                                                  (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES INCREASE IN NET INCOME FOR THE FOURTH QUARTER OF 2005

Jenkintown, PA (January 30, 2006) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.6 million for the quarter ended December 31, 2005, representing an increase of 10.8% over the comparable 2004 period. Additionally, the Company reported net income of $6.3 million for the year ended December 31, 2005, representing an increase of 38.4% over the year ended December 31, 2004. Earnings per share were $0.10 and $0.41, respectively, for the quarter and year ended December 31, 2005.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "We are proud to report our first full year's financial results as a public company, including record earnings of $6.3 million. We exceeded our growth projections for assets for the year as a result of our strong loan originations. Our loan originations increased by more than $100 million over the previous year, while our asset quality remained high. Our deposit growth was on target for the year and is expected to continue with the upcoming opening of three new branches. While the flat yield curve and current interest rate environment are proving to be very challenging, we do expect to have another successful year in 2006."

Net interest income was $5.5 million and $21.0 million for the three months and year ended December 31, 2005, respectively, representing increases of 18.4% and 26.3% over the comparable 2004 periods. Interest income for the three months ended December 31, 2005 increased $2.6 million or 31.0% over the comparable 2004 period. Interest income for the year ended December 31, 2005 increased $9.2 million or 29.7% over the comparable 2004 period. For both the three-month and twelve-month periods, the increase in interest income was primarily a result of growth in the average balance of interest-earning assets, as well as increases in the average yields on those assets. The most substantial growth was seen in our loan portfolio. The average balance of our loan portfolio increased $114.0 million or 27.8% to $523.7 million for the quarter ended December 31, 2005 from $409.6 million for quarter ended December 31, 2004. Similarly, the average balance of our loan portfolio increased $84.1 million or 21.8% to $469.1 million for the year ended December 31, 2005 from $385.0 million for the year ended December 31, 2004. The increases in interest income were somewhat offset by increases in interest expense. Interest expense for the three months ended December 31, 2005 increased $1.8 million or 46.3% over the comparable 2004 period. Interest expense for the year ended December 31, 2005 increased $4.8 million or 33.7% over the comparable 2004 period. For the three months ended December 31, 2005, the increase in interest expense was the result of increases in the average balances of deposits and FHLB advances as well as increases in the average rates paid on deposits, FHLB advances and other borrowings. During the three months ended December 31, 2005 compared to the three months ended December 31, 2004, our average deposit balance grew by $83.4 million or 22.7%, primarily due to growth in higher-rate certificates of deposit. For the year ended December 31, 2005, the increase in interest expense was the result of increases in the average balances of, and average rates paid on, all categories of interest bearing liabilities. During the year ended December 31, 2005 compared to the year ended December 31, 2004, our average deposit balance grew by $66.0 million or 18.9%, again due primarily to growth in higher-rate certificates of deposit. Our average interest rate spread for the quarter ended December 31, 2005 increased to 2.23% from 2.22% for the quarter ended December 31, 2004. Our average interest rate spread for the year ended December 31, 2005, however, decreased to 2.27% from 2.30% for the year ended December 31, 2004. Our net interest margin for the three months and year ended December 31, 2005 increased to 2.75% and 2.78%, respectively, from 2.72% and 2.67% for the three months and year ended December 31, 2004, respectively.

We made a $5,000 provision to the allowance for loan losses during the fourth quarter of 2005 with no such provision during the fourth quarter of 2004. However, a provision for loan losses of $25,000 was made during the year ended December 31, 2005 compared to a provision of $45,000 during the year ended December 31, 2004. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. The provision taken during the fourth quarter of 2005 was primarily the result of growth in the loan portfolio while the overall credit quality of the loan portfolio remains strong. At December 31, 2005, non-performing loans amounted to 0.54% of loans receivable and our allowance for loan losses amounted to 50.3% of non-performing loans. The balance of non-performing loans at December 31, 2005 consists primarily of one loan, with a carrying value of $2.9 million, placed on non-accrual status in the fourth quarter.

Our total non-interest income amounted to $688,000 for the quarter ended December 31, 2005 compared to $639,000 for the quarter ended December 31, 2004. The $50,000 increase was due primarily to $169,000 of income from bank owned life insurance ("BOLI") recognized during the fourth quarter of 2005 with no comparable BOLI income in 2004. This income was partially offset by a $70,000 impairment charge on investment securities recognized during the fourth quarter of 2005 with no comparable charge in 2004, and by a $40,000 decrease in other non-interest income.

Total non-interest income amounted to $2.8 million for the year ended December 31, 2005 compared to $2.2 million for year ended December 31, 2004. The increase was due primarily to $499,000 of income from BOLI purchased in March 2005 and a $98,000 gain on derivative instruments for the year ended December 31, 2005 compared to a loss of $141,000 for the year ended December 31, 2004. Consistent with the quarter ended December 31, 2005, this income was partially offset by a $73,000 impairment charge on investment securities recognized in 2005 with no comparable charge in 2004, and by a $31,000 decrease in other non-interest income.

Our total non-interest expense for the quarter ended December 31, 2005 amounted to $4.1 million, representing an increase of $857,000 or 26.8% from the quarter ended December 31, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of data processing expense and ATM expense. Salaries and employee benefits expense, the largest component of non-interest expense, increased $499,000 or 28.7% for the fourth quarter of 2005 when compared to the fourth quarter of 2004, primarily due to additional expenses of $308,000 in the aggregate relating to the Company's employee stock ownership plan ("ESOP"), 2005 Stock Option Plan ("SOP") and 2005 Recognition and Retention Plan ("RRP"). The remainder of the increase in salaries and employee benefits expense was due to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Net occupancy expense increased approximately $117,000 or 38.3%, due in part to leases entered into for three new branches that are expected to open in 2006. Other non-interest expense increased approximately $221,000 or 76.5% due primarily to additional expenses of $73,000 for SOP and RRP awards to directors combined with smaller increases in various other categories of other non-interest expense.

Total non-interest expense for the year ended December 31, 2005 amounted to $15.0 million, representing an increase of $3.0 million or 24.6% from the year ended December 31, 2004. The overall increase was due to increases in all categories of non-interest expense with the exception of data processing expense, which decreased slightly. Salaries and employee benefits expense increased $1.6 million or 24.7% for the year ended December 31, 2005 when compared to the year ended December 31, 2004. This increase was primarily due to additional expenses of $838,000 in the aggregate relating to the Company's ESOP, SOP and RRP, all of which began in 2005. The remainder of the increase in salaries and employee benefits expense was due to growth in the total number of employees, normal merit increases in salaries, and higher benefit costs. Our net occupancy expense increased approximately $480,000 or 41.2%, due in part to the leases entered into for three new branches. Professional services expense increased approximately $382,000 or 75.1% due primarily to increased audit and professional fees as the result of becoming a public reporting entity. Other non-interest expense increased approximately $374,000 or 25.8% due primarily to additional expense of $151,000 for SOP and RRP awards to directors combined with smaller increases in various other categories of other non-interest expense.

Income tax expense for the fourth quarter of 2005 amounted to $545,000 compared to $657,000 for the fourth quarter of 2004. Income tax expense for the year ended December 31, 2005 amounted to $2.5 million compared to $2.3 million for the year ended December 31, 2004. The fluctuations in income tax expense for the quarter and year were the result of changes in our pre-tax income combined with an improvement in our effective tax rate. Our effective tax rate decreased to 25.9% and 28.5% for the three months and year ended December 31, 2005, respectively, from 31.8% and 33.2% for the three months and year ended December 31, 2004, respectively. The improved tax rates were primarily a result of increased investment in tax-exempt municipal securities and bank owned life insurance.

The Company's total assets increased $126.1 million, or 17.6%, to $844.1 million at December 31, 2005 compared to $718.0 million at December 31, 2004. The primary reason for the increase in total assets in 2005 was a $116.8 million or 28.3% increase in net loans receivable to $529.5 million. All categories of loans increased, with the largest growth occurring in one- to four-family residential loans and construction loans. Our investment securities, both held-to-maturity and available-for-sale, increased by an aggregate of $12.8 million or 14.9% to an aggregate of $99.2 million at December 31, 2005 compared to an aggregate of $86.4 million at December 31, 2004. Our mortgage-backed securities, both held-to-maturity and available-for-sale, decreased by an aggregate of $17.4 million or 10.5% to an aggregate of $147.4 million at December 31, 2005 compared to an aggregate of $164.7 million at December 31, 2004. During 2005, purchases of investment and mortgage-backed securities of $43.6 million in the aggregate were offset by $45.0 million in repayments of our held-to-maturity and available-for-sale investment and mortgage-backed securities. Additionally, the Company purchased $15.0 million of BOLI during the first quarter of 2005, which is reflected in the Company's balance sheet at its cash surrender value. The BOLI is intended to fund various benefit programs of the Company.

Our total deposits increased $95.9 million or 23.7% to $501.2 million at December 31, 2005 from $405.3 million at December 31, 2004 as a result of a $103.4 million increase in certificate accounts and a $1.8 million increase in checking accounts that were partially offset by a decrease in savings and money market accounts. Our advances from the Federal Home Loan Bank ("FHLB") increased $30.8 million or 18.0% during 2005 to $201.4 million at December 31, 2005 compared to $170.7 million at December 31, 2004. We utilize advances from the FHLB as an alternative to retail deposits in order to fund operations and additional asset growth. The $3.2 million increase in other borrowed money to $16.1 million at December 31, 2005 compared to $12.9 million at December 31, 2004 reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity decreased $5.8 million to $117.2 million at December 31, 2005 compared to $123.1 million at December 31, 2004. The decrease was primarily due to the purchase of approximately 419,000 shares of the Company's common stock for an aggregate of $5.3 million by the Company's ESOP and the purchase of approximately 286,000 shares of the Company's common stock for an aggregate of $3.7 million by the Company's RRP. The payment of the Company's quarterly cash dividends of $0.05 per share in June, September and December reduced retained earnings by an aggregate of $2.3 million. Additionally, our accumulated other comprehensive loss increased $1.8 million. These decreases to stockholders' equity were partially offset by our net income for 2005, resulting in a net increase to retained earnings of $4.0 million.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of December 31, 2005, Abington Community Bancorp had $844.1 million in total assets, $501.2 million in deposits and $117.2 million in stockholders' equity.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND EARNINGS OUTLOOK FOR ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." FORWARD-LOOKING STATEMENTS, BY THEIR NATURE, ARE SUBJECT TO RISKS AND UNCERTAINTIES. A NUMBER OF FACTORS - MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL - COULD CAUSE ACTUAL CONDITIONS, EVENTS OR RESULTS TO DIFFER SIGNIFICANTLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE COMPANY'S REPORTS FILED FROM TIME-TO-TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, DESCRIBE SOME OF THESE FACTORS, INCLUDING GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, THE COST OF FUNDS, CHANGES IN CREDIT QUALITY AND INTEREST RATE RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS AND OPERATIONS. OTHER FACTORS DESCRIBED INCLUDE CHANGES IN OUR LOAN PORTFOLIO, CHANGES IN COMPETITION, FISCAL AND MONETARY POLICIES AND LEGISLATION AND REGULATORY CHANGES. INVESTORS ARE ENCOURAGED TO ACCESS THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FINANCIAL AND BUSINESS INFORMATION REGARDING THE COMPANY AT WWW.ABINGTONBANK.COM UNDER THE INVESTOR RELATIONS MENU. WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.


ABINGTON COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
------------------------------------------------------------------------------------------------------------------------------

                                                                              DECEMBER 31, 2005           DECEMBER 31, 2004
                                                                           ---------------------------------------------------
ASSETS

Cash and due from banks                                                         $ 19,460,237                $ 24,867,784
Interest-bearing bank balances                                                     8,254,004                   8,428,048
                                                                                ------------                ------------
      Total cash and cash equivalents                                             27,714,241                  33,295,832
Investment securities held to maturity (estimated fair
  value--2005, $20,316,775; 2004, $10,336,485)                                    20,395,593                  10,219,764
Investment securities available for sale (amortized cost--
  2005, $80,775,605; 2004, $77,348,884)                                           78,828,696                  76,163,951
Mortgage-backed securities held to maturity (estimated fair
  value--2005, $65,505,255; 2004, $81,322,041)                                    67,410,735                  81,703,737
Mortgage-backed securities available for sale (amortized cost--
  2005, $82,212,270; 2004, $83,300,963)                                           79,943,379                  83,027,943
Loans receivable, net of allowance for loan losses
   (2005, $1,454,510; 2004, $1,412,697)                                          529,487,209                 412,655,664
Accrued interest receivable                                                        3,475,350                   2,710,162
Federal Home Loan Bank stock--at cost                                             11,061,200                  10,450,100
Cash surrender value - bank owned life insurance                                  15,498,958                           -
Property and equipment, net                                                        6,510,144                   5,533,085
Deferred tax asset                                                                 2,648,200                   1,313,068
Prepaid expenses and other assets                                                  1,098,106                     905,074
                                                                                ------------                ------------
TOTAL ASSETS                                                                    $844,071,811                $717,978,380
                                                                                ============                ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                                         $ 43,333,286                $ 37,596,228
    Interest-bearing                                                             457,849,738                 367,693,829
                                                                                ------------                ------------
      Total deposits                                                             501,183,024                 405,290,057
  Advances from Federal Home Loan Bank                                           201,444,952                 170,666,374
  Other borrowed money                                                            16,113,949                  12,865,521
  Accrued interest payable                                                         1,909,234                     910,040
  Advances from borrowers for taxes and insurance                                  2,384,314                   2,047,151
  Accounts payable and accrued expenses                                            3,805,571                   3,144,536
                                                                                ------------                ------------

           Total liabilities                                                     726,841,044                 594,923,679
                                                                                ------------                ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized,
    none issued                                                                            -                           -
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    issued and outstanding: 15,870,000 in 2005 and 2004                              158,700                     158,700
  Additional paid-in capital                                                      69,234,964                  69,096,936
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                                          (6,880,236)                 (2,046,137)
    Recognition & Retention Plan Trust (RRP)                                      (3,339,413)                          -
    Deferred compensation plans trust                                             (1,050,000)                 (1,074,200)
  Retained earnings                                                               61,889,180                  57,881,651
  Accumulated other comprehensive loss                                            (2,782,428)                   (962,249)
                                                                                ------------                ------------

           Total stockholders' equity                                            117,230,767                 123,054,701
                                                                                ------------                ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $844,071,811                $717,978,380
                                                                                ============                ============


ABINGTON COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
------------------------------------------------------------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                         -----------------------------------    -----------------------------------
                                                               2005               2004                2005               2004
                                                         ----------------   ----------------    ----------------   ----------------
INTEREST INCOME:
  Interest on loans                                      $      8,421,867   $      6,112,011    $     29,282,683   $     22,820,635
  Interest and dividends on investment and
    mortgage-backed securities:
      Taxable                                                   2,402,230          2,199,935          10,041,615          7,878,515
      Tax-exempt                                                  214,481            114,212             686,357            149,477
                                                         ----------------   ----------------    ----------------   ----------------

           Total interest income                               11,038,578          8,426,158          40,010,655         30,848,627

INTEREST EXPENSE:
  Interest on deposits                                          3,042,428          1,781,391           9,868,820          6,561,036
  Interest on Federal Home Loan Bank advances                   2,377,274          1,960,650           8,668,118          7,531,886
  Interest on other borrowed money                                143,585             60,881             461,892            115,618
                                                         ----------------   ----------------    ----------------   ----------------

           Total interest expense                               5,563,287          3,802,922          18,998,830         14,208,540
                                                         ----------------   ----------------    ----------------   ----------------

NET INTEREST INCOME                                             5,475,291          4,623,236          21,011,825         16,640,087

PROVISION FOR LOAN LOSSES                                           5,000                  -              25,000             45,000
                                                         ----------------   ----------------    ----------------   ----------------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                     5,470,291          4,623,236          20,986,825         16,595,087
                                                         ----------------   ----------------    ----------------   ----------------

NON-INTEREST INCOME
  Service charges                                                 459,395            464,612           1,779,684          1,846,622
  Rental income                                                     5,274             13,050              39,272             52,327
  Gain (loss) on derivative instruments, net                       18,236             14,056              98,286           (140,813)
  Income on bank owned life insurance                             168,505                  -             498,958                  -
  Impairment charge on investment securities                      (70,000)                 -             (72,500)                 -
  Other income                                                    107,027            147,119             454,147            484,682
                                                         ----------------   ----------------    ----------------   ----------------

           Total non-interest income                              688,437            638,837           2,797,847          2,242,818
                                                         ----------------   ----------------    ----------------   ----------------

NON-INTEREST EXPENSES
  Salaries and employee benefits                                2,240,701          1,741,486           8,010,642          6,424,232
  Net occupancy                                                   424,116            306,762           1,643,621          1,163,667
  Depreciation                                                    141,123            122,079             519,345            496,477
  Professional services                                           220,647            184,123             890,550            508,640
  Data processing                                                 309,344            381,029           1,207,013          1,283,362
  ATM expense                                                      83,488             84,501             333,692            291,962
  Deposit insurance premium                                        32,510             28,420             123,775            113,318
  Advertising and promotions                                       90,749             58,969             425,259            285,532
  Other                                                           510,496            289,214           1,821,520          1,448,015
                                                         ----------------   ----------------    ----------------   ----------------

           Total non-interest expenses                          4,053,174          3,196,583          14,975,417         12,015,205
                                                         ----------------   ----------------    ----------------   ----------------

INCOME BEFORE INCOME TAXES                                      2,105,554          2,065,490           8,809,255          6,822,700
                                                         ----------------   ----------------    ----------------   ----------------

PROVISION FOR INCOME TAXES                                        544,671            656,689           2,506,924          2,267,429
                                                         ----------------   ----------------    ----------------   ----------------

NET INCOME                                               $      1,560,883   $      1,408,801    $      6,302,331   $      4,555,271
                                                         ================   ================    ================   ================

BASIC EARNINGS PER COMMON SHARE                          $           0.10                 (1)   $           0.41                 (1)
DILUTED EARNINGS PER COMMON SHARE                        $           0.10                 (1)   $           0.41                 (1)

BASIC AVERAGE COMMON SHARES OUTSTANDING:                       15,063,449                 (1)         15,290,391                 (1)
DILUTED AVERAGE COMMON SHARES OUTSTANDING:                     15,495,626                 (1)         15,460,991                 (1)


------------------------------------------------------------------------------------------------------------------------------------
(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on December 16, 2004, earnings per share for the period from December 16, 2004 to December 31, 2004 is not considered meaningful and is not shown.



ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
------------------------------------------------------------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                                         -----------------------------------    -----------------------------------
                                                               2005               2004                2005               2004
                                                         ----------------   ----------------    ----------------   ----------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                            5.54%              4.96%               5.30%              4.95%
Average rate on interest-bearing liabilities                        3.31%              2.74%               3.03%              2.65%
Average interest rate spread(2)                                     2.23%              2.22%               2.27%              2.30%
Net interest margin(2)                                              2.75%              2.72%               2.78%              2.67%
Average interest-earning assets to average
  interest-bearing liabilities                                    118.67%            122.29%             120.28%            116.08%
Net interest income after provision
  for loan losses to non-interest expense                         134.96%            144.60%             140.14%            138.12%
Total non-interest expense to average assets                        1.93%              1.79%               1.88%              1.85%
Efficiency ratio(3)                                                65.76%             60.76%              62.90%             63.63%
Return on average assets                                            0.74%              0.79%               0.79%              0.70%
Return on average equity                                            5.32%              7.15%               5.27%              7.52%
Average equity to average assets                                   13.97%             11.02%              15.02%              9.30%

ASSET QUALITY RATIOS(4):
Non-performing loans as a percent of
  total loans receivable(5)                                         0.54%              0.05%               0.54%              0.05%

Non-performing assets as a percent of
  total assets(5)                                                   0.34%              0.03%               0.34%              0.03%

Allowance for loan losses as a percent of
  non-performing loans                                             50.29%            622.03%              50.29%            622.03%

Net (recoveries)/charge-offs to average
  loans receivable                                                 (0.01)%             0.00%               0.00%              0.02%

CAPITAL RATIOS(6):
Tier 1 leverage ratio                                              10.46%             12.73%              10.46%             12.73%
Tier 1 risk-based capital ratio                                    16.93%             21.24%              16.93%             21.24%
Total risk-based capital ratio                                     17.21%             21.57%              17.21%             21.57%

-----------------------------------------------------------------------------------------------------------------------------------
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2005 and 2004, are annualized where appropriate.
(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans
90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.
(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.